EXHIBIT 16.1

June 26, 2023

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549-7561

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated June 26, 2023 of Ra Medical Systems, Inc. (the “Company”) and are in agreement with the statements contained therein as it regards our firm. We have no basis to agree or disagree with other statements of the Company contained in Item 4.01.

Very truly yours,

/s/ HASKELL & WHITE LLP HASKELL & WHITE LLP